Exhibit 10.4.2

Tier I Legacy Retiree Program

Tier I Legacy Retiree Program. Tier I Legacy Retirees are CBL employees who (i) retire after March 1, 2008, (ii) who have been employed by CBL and/or its affiliates or predecessors for a total of 30 or more years of service to their date of retirement, (iii) who are participating in the CBL group medical insurance plan on the date of such retirement, and (iv) who are not eligible for health benefit coverage pursuant to any other group health insurance plan or Medicare.

The participation of Tier I Legacy Retirees (and their spouses who are covered on the date of the retirement of the Tier I Legacy Retiree) in the CBL group medical insurance plan would continue as follows:

■ For the period of 24 months after severance of employment by retirement of the Tier I Legacy Retiree at no cost to the Tier I Legacy Retiree;

■ For the period commencing after the 24-month period referenced above and continuing until the earlier of (i) Tier I Legacy Retiree (and spouse if applicable) reaches Medicare age or (ii) the Tier I Legacy Retiree (and spouse if applicable) becomes eligible for another group medical coverage, the Tier I Legacy Retiree (and spouse if applicable) would be entitled to continue participation in the CBL group medical insurance plan (as such may be amended, revised or modified from time to time and as available to then- active employees of CBL) but with the Tier I Legacy Retiree having to pay the full cost for such coverage (i.e., equivalent to the then-prevailing COBRA rate);

■ Upon reaching the age of Medicare eligibility or becoming eligible for other group medical coverage, the Tier I Legacy Retiree (and spouse if applicable), would cease to be eligible for the CBL group medical insurance plan;

■ Any tax obligations imposed on the Tier I Legacy Retiree as a result of benefits received under the Tier I Legacy Retiree Program shall be the sole responsibility of the Tier I Legacy Retiree (and spouse if applicable);

■ This Tier I Legacy Retiree benefit shall be subject to rules, regulations, policies and procedures that CBL may adopt from time to time and CBL may elect to discontinue the Tier I Legacy Retiree benefit on a prospective basis on each annual renewal of the overall CBL group health insurance plan; and

■ Any period of time during which a CBL employee (and spouse if applicable) continues to participate in the CBL group medical insurance plan as a Tier I Legacy Retiree (and spouse if applicable) after the employee's severance of employment will count toward the maximum coverage period for COBRA continuation.